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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         AGREEMENT, dated as of September 1, 2002, by and among PINNACLE TAXX ADVISORS LLC, a Delaware limited liability company with its principal place of business at 1311 Mamaroneck Avenue, White Plains, New York ("Pinnacle"), and GILMAN + CIOCIA, INC., a Delaware corporation with its principal place of business at 11 Raymond Avenue, Poughkeepsie, New York ("GTAX").

         WHEREAS, GTAX in engaged in the business of providing accounting and tax preparation services; and

         WHEREAS, GTAX is the sole owner of a broker-dealer named Prime Capital Services, Inc. ("Prime") through which licensed employees of GTAX sell securities and other financial products; and

         WHEREAS, GTAX is a joint venturer in GTAX Career Brokerage ("Career") and Insurmark and licensed employees of GTAX sell insurance and annuity products through Career and Insurmark; and

         WHEREAS, GTAX conducts its business and provides services from several branch offices; and

         WHEREAS, GTAX and the principals of Pinnacle, Thomas Povinelli and David Puyear (Messrs. Povinelli and Puyear are collectively referred to herein as the "Povinelli Group"), are parties to a binding agreement dated August 8, 2002 (the "Agreement", a copy of which is annexed hereto as Exhibit 1) pursuant to which Pinnacle was granted an option to purchase certain of GTAX's offices upon the terms set forth therein; and

         WHEREAS, by written notification dated September 5, 2002, the Povinelli Group exercised its option to purchase certain offices of GTAX (the "Option Exercise"); and

         WHEREAS, Pinnacle desires to purchase the GTAX offices identified below, and GTAX desires to sell such offices to Pinnacle, all in accordance with the terms set forth in the Agreement and the Option Exercise;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in the Agreement, the parties enter into this Asset Purchase Agreement to effectuate the terms of the Agreement:


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1.       Sale of Assets

         1.1 Purchase and Sale of Assets. GTAX hereby sells, transfers, assigns, conveys and delivers to Pinnacle, and Pinnacle, is purchasing, acquiring and accepting from GTAX, all of GTAX's right, title and interest in and to the business conducted at all of the GTAX offices listed on Schedule 1.1 hereto (each such office is referred to herein as a "Purchased Office") and all assets, real or personal, tangible or intangible, of every kind and description and wherever situated, which are used by GTAX in, or are otherwise associated with, the operation of such Purchased Offices or the conduct of business therefrom (hereafter collectively referred to as the "Assets"), including, but not limited to, the following:

                  (a) The office lease relating to each Purchased Office, which shall be assigned to, and assumed by, Pinnacle;

                  (b) The telephone numbers used in connection with the business conducted by each Purchased Office, other than (914) 397-GTAX, as set forth on Schedule 1.1(b);

                  (c) All of the equipment and other tangible assets used in, or otherwise related to, each Purchased Office as set forth on Schedule 1.1(c);

                  (d) All of the customer lists, supplier lists, books and records used in, or otherwise related to, the business conducted in each Purchased Office;

                  (e) All of the material contracts, agreements, instruments, licenses, arrangements and understandings used in, or otherwise related to, the business conducted in each Purchased Office, including, without limitation, the leases, license agreements and other contracts listed on
Schedule 1.1(e) hereto;

                  (f) All of the prepaid expenses relative to the business conducted in each Purchased Office;

                  (g) All employee personnel files relating to employees of the Purchased Offices provided that each employee sends written authorization to GTAX permitting the release of the file;

                  (h) All marketing literature used in connection with the Purchased Offices (it being agreed that Pinnacle may use the content thereof in Pinnacle's marketing literature, provided that Pinnacle does not use the GTAX name or logo and such use does not conflict with or interfere with GTAX's marketing literature);

                  (i) All telephone numbers used in connection with the telemarketing center which are designated to an individual Purchased Office and the telemarketing contact database designated to an individual Purchased Office as set forth on Schedule 1.1(i);

                  (j) All existing software licenses relating to each computer workstation used in the Purchased Offices, Pinnacle expressly acknowledging that GTAX has no responsibility or


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obligations to purchase any software licenses;

                  (k) Accounts receivable which accrue on or after September 1, 2002.

         1.2 Assumed Liabilities. Pinnacle shall assume the GTAX liabilities listed on Schedule 1.2 (the "Assumed Liabilities"). Except as otherwise expressly set forth herein, other than the Assumed Liabilities and the liabilities described in Section 7.9, Pinnacle shall not assume nor be bound by any duties, responsibilities, obligations or liabilities of GTAX of any kind or nature, known, unknown, contingent or otherwise, including, without limitation, any obligations to Bill Hellmers.

         1.3 Excluded Assets. GTAX shall retain all right, title and interest in and to the following assets:

                  (a) Cash on hand and in banks on the date of the Closing solely to the extent such cash on hand is attributable to business conducted by the Purchased Offices prior to September 1, 2002 as indicated by the daily lockbox activity reports relating to such time period;

                  (b) All master software licenses for the software listed on Schedule 1.3(b) hereto; provided, however, that Pinnacle shall be entitled to the information, files, reporting structures and reports created or used in conjunction with such software which relate to the Purchased Offices as designated in Schedule 9.5.

                  (c) All accounts receivable and all income which accrued prior to September 1, 2002.

2. Purchase Price. Set forth on Schedule 2 hereto is a listing of the earnings of each Purchased Office before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ended June 30, 2002. Except as set forth on
Schedule 2.1, the purchase price for the Assets (the "Purchase Price") represents the aggregate of: (i) with respect to each Purchased Office which had a positive EBITDA for the fiscal year ended June 30, 2002, thirty (30%) percent of the gross revenues of such Purchased Office for the fiscal year ended June 30, 2002; and (ii) with respect to each Purchased Office which had a negative EBITDA for the fiscal year ended June 30, 2002, twenty five (25%) percent of the gross revenues of such Purchased Office for the fiscal year ended June 30, 2002 (the "Purchase Price Percentages"). The parties agree that the Purchase Price, calculated in the manner set forth above, is Five Million Ten Thousand One ($5,010,001) Dollars. The Purchase Price shall be subject to adjustment as set forth in Section 4 below (the "Adjusted Purchase Price"). The Purchase Price has been discounted and reflects the liabilities and payments being assumed by Pinnacle and the limited representations being made by GTAX.

3. Payment of Adjusted Purchase Price. The Adjusted Purchase Price for the Assets shall be payable by Pinnacle to GTAX as follows:

                  (i) Three Million Four Hundred Twenty-Two Thousand One Hundred Eight (3,422,108) Dollars, representing fifty (50%) percent of the unadjusted Purchase Price as

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adjusted by the net adjustments in Section 4(a) only (the "Closing Payment"), shall be paid pursuant to a Promissory Note, in the form of Exhibit 3(i), with interest at ten (10%) percent commencing thirty (30) days from the Closing, with payments made directly by Royal Alliance Associates ("Royal") to GTAX by Pinnacle's assignment to GTAX of the following payments: seventy five (75%) percent of the Target Date Payments and Hold Back Payments (as such terms are defined in the applicable agreement with Royal) to be received from Royal; and each month, commencing in November, 2002, seventy five (75%) percent of the revenue to be received by Pinnacle from Royal up to $250,000, payable at the end of the month. In the event the total revenue received by Pinnacle is less than $250,000.00 in any month, Pinnacle must make up the difference in cash from other sources. Thomas Povinelli and David Puyear shall personally guarantee the Promissory Note and Thomas Povinelli shall assign his GTAX stock as collateral for the Note. The Note may be prepaid without penalty. The assignments from Royal, Career and Insurmark require such entities to send commission statements to GTAX each month. The Note shall be paid in full on or before the earlier of ninety (90) days from the date of the Closing, or the date of the closing of Pinnacle's debt or equity financing.

                  (ii) The balance of the Adjusted Purchase Price of One Million Three Hundred Twenty-Three Thousand Three Hundred Fifty-Five ($1,323,355) Dollars (which represents the Purchase Price less the payments in (i) above and less or plus the net adjustments in Section 4 below, the "Balance") shall be paid in three (3) equal consecutive annual installments, with interest thereon at the prime rate of Pinnacle's Bank in effect as of the date of the Closing, on the first, second and third anniversaries of the date of the Closing; provided, however, that Pinnacle may prepay the Balance, or any portion thereof, without penalty. The Balance shall be paid pursuant to a Promissory Note in the form of Exhibit 3(ii) which shall be secured by a UCC lien against the tangible and intangible personal assets of Pinnacle and a collateral assignment of the revenue to be paid to Pinnacle from Royal. The parties agree that the amount of the Balance has not been determined and that, at such time as the Balance is determined and agreed to by the parties or determined in arbitration, Pinnacle shall deliver a Promissory Note in the form of Exhibit 3(ii) in such amount. In the event that a financing arrangement to be entered into by Pinnacle requires that GTAX's security interest be subordinated, Pinnacle will seek GTAX's written consent to such subordination and GTAX may grant or withheld its consent for any reason.

                  (iii) In the event that the Closing Payment is not paid in full on or before January 11, 2003, then the Purchase Price shall increase by $37,500 for each month thereafter until paid in full (including January, 2003 and the month of payment in full), which shall be added to the Closing Payment and the Closing Payment Promissory Note.

                  (iv) Until the Adjusted Purchase Price is paid in full, the securities and insurance commissions pay out to registered representatives of Pinnacle shall not exceed fifty (50%) percent. Notwithstanding the foregoing,
Schedule 3(iv) sets forth the names of certain registered representatives who receive a higher pay out rate and the amount of such higher pay out rate. GTAX and Pinnacle agree that, solely to maintain the status quo, the registered representatives identified on Schedule 3(iv) shall be paid at the higher pay out rate set forth thereon, consistent with past practice.

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4.   The Purchase Price shall be adjusted by the following adjustments to accomplish the economic effect of a September 1, 2002 effective Closing date:

                  (a) The portion of the Purchase Price represented by the Closing Payment has been adjusted as follows: (A) any amounts owed for (i) rent for the Purchased Offices, and (ii) payroll and benefits for the employees of the Purchased Offices for periods prior to September 1, 2002, and (iii) income received by GTAX or Prime accrued after September 1, 2002 have been treated as a reduction to the Purchase Price; and (B) any amounts of (i) rent for the Purchased Offices, and (ii) payroll and benefits for the employees of the Purchased Offices, for periods after September 1, 2002 and which have actually been paid by GTAX, and the sum of $65,852 for utilities, have been treated as an increase to the Purchase Price. Notwithstanding the foregoing, the parties acknowledge and agree that, to the extent that the amount of rent, utilities, payroll and/or benefits actually paid by GTAX for periods after September 1, 2002 could not be definitively confirmed as of the date hereof, such amounts shall apply as adjustments to the Balance.

                  (b)      The adjustments listed in Schedule 4.1.

                  (c) The parties shall cooperate to mutually quantify all adjustments prior to the Closing. Any adjustment which the parties cannot agree upon prior within forty-five (45) days following the Closing shall be resolved by binding arbitration after the Closing in accordance with Section 22.4.

5. Application of Purchase Price. GTAX agrees that the Balance shall be paid to First Union to retire its debt and then to Travelers to retire its debt. Any remaining Balance shall be retained by GTAX for general corporate purposes. GTAX agrees to use commercially reasonable efforts to have First Union remove Thomas Povinelli from his personal guarantee. GTAX will provide Thomas Povinelli with monthly reports delineating the status of the First Union and Travelers loans and copies of any correspondence between GTAX and First Union or Travelers regarding the status of the loans, unless such correspondence is confidential and not permitted to be disclosed. Such monthly reports shall include sufficient detail to support the calculations relating to the debt covenants. After the Closing, GTAX and the Povinelli Group will attempt to obtain refinancing of the First Union and Travelers loans. GTAX agrees that the Povinelli Group will be compensated for their efforts or introductions in a commercially reasonable manner (ie. the Lehman formula) if any refinancing obtained by or otherwise referred to GTAX by the Povinelli Group closes; provided that the refinancing is with a third party whom GTAX was not in discussions with at the time the refinancing was obtained, or the introduction was made, by the Povinelli Group.

6.       Closing.

         6.1 The effective date of the closing will be September 1, 2002 (the "Effective Date"). The Closing shall be deemed to have been held at the offices of Mintz & Gold LLP, 444 Park Avenue South, New York, New York, on November 25, 2002. At the Closing and thereafter, the parties shall deliver such documents as they mutually agree are reasonably necessary, including:

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               a)   duly executed bills of sale;

               b) duly executed assignments and assumptions of equipment leases;

               c)   duly executed office lease assignments and assumptions;

               d) any and all other assignments and assumptions, together with any required consents to such assignments, which may be necessary to effect the assignment, conveyance and transfer of any of the Assets;

               e) any other instruments which may be necessary to effect the sale, assignment, conveyance and transfer of the Assets and the assumptions and indemnifications by Pinnacle; and

               f) the Closing Date Promissory Note, guarantees, assignments, UCC liens and collateral assignments delineated in Section 3.

         6.2   [Intentionally Omitted]

         6.3 Equipment Sublease. Simultaneous with the execution and delivery of this Agreement, the parties shall enter into a sublease agreement of all leased equipment in the Purchased Offices. The sublease fee shall be computed based upon the estimated value of the lease equipment in the Purchased Offices as compared to the estimated total value of all leased equipment. The agreement will include a sublease of all software licenses on the leased computers, including volume licenses. The lease fee shall include a pro rata allocation of the financing payments being paid by GTAX on the software licenses. The fee shall be due on the fifth day of each month with a 1 1/2 % penalty on the balance due after the tenth day of the month. The fee will be collateralized in the same manner as provided in Section 3 (ii).

7. Representations of GTAX. GTAX hereby represents that, to the knowledge of its current officers:

         7.1 Organization, Standing and Qualification. GTAX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each other jurisdiction in which the ownership or operation of GTAX's properties or assets or the conduct of its business requires such qualifications. GTAX has all requisite corporate power and lawful authority and all necessary licenses and permits to own, lease and operate the Assets and properties related to its business and to carry on the business of GTAX in the manner in which such business is now being conducted.

         7.2 Power and Authority. GTAX has full power and authority to sell, assign, convey and transfer the Assets as contemplated by this Agreement. GTAX has all requisite power, authority and approval required to execute, deliver and perform this Agreement, to consummate

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the transactions contemplated hereby and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by GTAX has been duly authorized by all necessary corporate action and has been approved by GTAX's Board of Directors, including, without limitation, a majority of the independent directors. This Agreement and each document and instrument contemplated by this Agreement constitute a valid and binding obligation of GTAX, enforceable against GTAX in accordance with their respective terms.

         7.3 No Violations. The execution, delivery and performance of this Agreement by GTAX does not, and the performance by it of its obligations hereunder in accordance with its terms and conditions will not: (i) violate or conflict with any provision of the Certificates or Articles of Incorporation or By-laws of GTAX, or any amendments thereto or restatements thereof; (ii) violate any of the terms, conditions or provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, by which GTAX or the Assets are bound.

         7.4 Compliance with Laws. GTAX has complied in all material respects with and is in compliance with all material federal, state, county, local and foreign laws, rules, ordinances, regulations, judgments, injunctions, writs, awards, decrees, orders and other requirements of any governmental or regulatory body, court or arbitrator applicable to GTAX.

         7.5 Contracts. GTAX has listed on Schedule 1.1(e) hereto all material contracts, agreements, arrangements, proposals or letters of intent (hereinafter, "Contracts") relating, directly or indirectly, to the business of each Purchased Office or by which the Assets are bound together with all amendments thereof, including, without limitation, all office leases relating to the Purchased Offices. All Contracts were entered into in the ordinary course of business.

         7.6 Operations of Purchased Offices. Since August 8, 2002, GTAX has not: (a) entered into or amended in any material respect any employment agreement or arrangement with, or incurred any severance or termination pay liability to, any employee or registered representative of any Purchased Office;
(b) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any officer, director, employee, registered representative, consultant or agent of any Purchased Office, or any accrual for or commitment or agreement to make or pay the same; (c) offered any special compensation or inducements to any registered representative employed in any of the Purchased Offices; or (d) except in the ordinary course of business, incurred or assumed any obligation or liability (whether absolute or contingent and whether or not currently due and payable) relating to any Purchased Office.

         7.7 Indemnification for Fees of Brokers and Finders. No broker, finder, agent or similar intermediary has acted on behalf of GTAX in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with GTAX, or any action taken by GTAX. GTAX agrees to indemnify and hold Pinnacle harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of GTAX, and to bear the cost of legal expenses incurred in defending against any such claim.

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         7.8      Satisfaction of Agreement  Obligations. GTAX has completely satisfied all of its obligations as set forth on pages 4 and 5 of the Agreement.

         7.9 Title to Assets. The Assets are transferred "As Is" and Pinnacle accepts the Assets " As Is". However, GTAX represents that it has no knowledge of any liens other than:

                  (a) The liens of First Union and Travelers.

                  (b) The liens of the sellers of businesses and assets purchased by GTAX to secure the acquisition payments being made by GTAX.

                  (c) The liens under personal property leases and installment purchase contracts.

         7.10 Litigation. Attached as Schedule 7.10 are schedules of pending litigation and customer complaints.

8. Representations and Warranties of Pinnacle and Povinelli and Puyear. Pinnacle hereby represents and warrants, in addition to all the other representations and warranties of Pinnacle contained herein, as follows:

         8.1 Organization, Standing and Qualification. Pinnacle is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing in each other jurisdiction in which the ownership or operation of Pinnacle's properties or assets or the conduct of its business requires such qualifications.

         8.2 Power and Authority. Pinnacle has full power and authority to purchase the Assets, and assume the Assumed Liabilities and other obligations herein, as contemplated by this Agreement. Pinnacle has all requisite power, authority and approval required to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement by Pinnacle has been duly authorized by all necessary corporate action. This Agreement and each document and instrument contemplated by this Agreement constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with their respective terms

         8.3 No Violations. The execution, delivery and performance of this Agreement by Pinnacle does not, and the performance by it of its obligations hereunder in accordance with its terms and conditions will not: (i) violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Pinnacle, or any amendments thereto or restatements thereof; (ii) violate any of the terms, conditions or provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority, or regulatory agency, by which Pinnacle is bound.

         8.4 Consents and Approvals. Pinnacle has obtained the consent and approval of the

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office manager of each Purchased Office to the purchase of such Purchased
Office.

         8.5 Indemnification for Fees of Brokers and Finders. No broker, finder, agent or similar intermediary has acted on behalf of Pinnacle in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Pinnacle, or any action taken by Pinnacle. Pinnacle agrees to indemnify and hold GTAX harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Pinnacle, and to bear the cost of legal expenses incurred in defending against any such claim.

         8.6 Representations of Povinelli and Puyear. Povinelli and Puyear acknowledge that they were the CEO and CFO respectively of GTAX until September 24, 2002. However, they effectively did not materially participate in management decisions or have decision making authority after August 8, 2002. GTAX shall not be liable to indemnify or hold Pinnacle harmless under Section 14 for any damages it may incur if Povinelli or Puyear had actual knowledge of the information, event, transaction or misrepresentation which resulted in the damages being incurred.

9. Covenants and Agreements of GTAX. GTAX hereby covenants and agrees, in addition to all the other covenants and agreements of GTAX contained herein, as follows:

         9.1    Payment of Registered Representatives.

             (a) Subsequent to the Closing, GTAX shall pay, or shall cause
Prime to pay, to all registered representatives of Purchased Offices who were transferred to Royal Alliance Associates on or prior to the Effective Date, all commissions, including, without limitation, trailing commissions, due or which become due to such registered representatives during the year ending August 31, 2003. All override payments shall be retained by Prime. Such commissions shall be paid bi-monthly simultaneous with Prime's ordinary commission runs, consistent with past practice, but on a 1099 basis. GTAX hereby agrees that Pinnacle, at Pinnacle's expense, shall have the right to examine and audit the books and records of GTAX and Prime to verify the accuracy of all commissions and overrides paid pursuant to this Section using a reputable independent CPA firm which executes a confidentiality agreement with GTAX. GTAX further agrees that Pinnacle's examination and audit of the books and records of GTAX and Prime may be performed simultaneously with the quarterly reviews performed by Prime's independent auditors in connection with Prime's financial statement reviews. The audit procedure to be used by the CPA firm is annexed as Schedule 9.1(a).

             (b) Subsequent to the Closing, Pinnacle shall pay to GTAX as additional consideration all overrides due to GTAX or Prime for any business that should have properly been accrued prior to September 1, 2002. GTAX and Prime shall have the right, once during the ninety (90) days immediately following the Closing, to audit Pinnacle's books and records to verify the proper accrual date of such business. Further, during this ninety (90) day period, Pinnacle shall provide GTAX with copies of all commission statements received from Royal,

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Insurmark and Career. The audit shall be at GTAX's expense in accordance with the audit procedure annexed as Schedule 9.1(b).

         9.2 Regulatory Filings and Approvals. GTAX will make all filings with such regulatory and self-regulatory agencies as may be necessary and appropriate to effectuate the transactions contemplated herein.

         9.3 Medical and Dental Insurance. The parties acknowledge that some or all of the employees of the Purchased Offices intend to receive COBRA health insurance coverage. GTAX hereby covenants and agrees that it will comply with all laws, rules and regulations concerning said COBRA coverage, and will take no action to terminate said COBRA coverage. Also, GTAX agrees that it will cooperate with Pinnacle in seeking to obtain one bill for all COBRA employees of Pinnacle. Set forth on Schedule 9.3 hereto is a list of all employees of the Purchased Offices who participate in GTAX's medical and/or dental insurance plans, the coverage received by each such employee and the cost of each such employee's coverage.

         9.4 Retirement Plan. GTAX hereby covenants and agrees that has taken all action necessary to remove Thomas Povinelli as a trustee of GTAX's 401(k) plan.

         9.5 Computer Files. GTAX hereby covenants and agrees, as soon as possible after the Closing, to provide Pinnacle with working copies of the software, and complete copies of the computer files, databases, scripts, passwords, reports and other items, described on Schedule 9.5 hereto. GTAX further agrees that Pinnacle shall have the perpetual right to use all code which was created for gtaxinfo.com, but not the domain name gtaxinfo.com or any similar or confusing name.

         9.6 Bank Accounts; Lockboxes. GTAX hereby covenants and agrees, immediately following the Closing, to transfer to Pinnacle title to the bank accounts and lockboxes relating to the Purchased Offices and set forth on
Schedule 9.6 hereto.

         9.7 Section 125 Plan. GTAX hereby covenants and agrees that it will fully refund to each employee of the Purchased Offices any and all funds held on account in GTAX's Section 125 Plan for the benefit of such employee to the fullest extent permitted under applicable law.

         9.8 E&O Insurance Refund. GTAX and Pinnacle hereby acknowledge that all of the registered representatives employed in the Purchased Offices have paid for errors and omissions insurance coverage on GTAX's policy for the year ending December 31, 2002, and that, as a result of the cancellation of such coverage, GTAX may receive a refund of the prepaid premiums attributable to each such registered representative which relate to the last quarter of 2002 (the "E&O Refund"), or that additional amounts may be due from the representatives. In the event that GTAX claims that additional amounts are due, GTAX shall provide Pinnacle with evidence that such determination was made by the E&O carrier and/or broker and an explanation from the E&O carrier and/or broker of how such determination was made. The parties agree that, in making such determination, payments shall not be allocated in any manner inconsistent with past practice. GTAX hereby covenants and agrees that it will cooperate with Pinnacle to obtain cost-effective tail coverage for the registered representatives of the Purchased Offices. In addition,

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GTAX and Pinnacle will cooperate with each other concerning the refund or the additional amounts due.

         9.9 Litigation. GTAX agrees that, if subsequent to the Closing it becomes involved in litigation which may in any manner affect or relate to the Assets or the business conducted by any Purchase Office, it will notify Pinnacle in writing as soon as possible and Pinnacle may participate in the defense of the litigation.

         9.10 Transition Items. GTAX and Pinnacle agree that they will cooperate with each other to the fullest reasonable extent following the Closing to accomplish the transition tasks set forth on Section 9.10 in an expeditious and business-like manner.

10. General Releases. Simultaneous with the execution of this Agreement, GTAX shall deliver to Pinnacle and the members of the Povinelli Group a duly executed general release in the form annexed hereto as Exhibit 10(a). Additionally, simultaneous with the execution of this Agreement, Pinnacle, Puyear and Povinelli shall deliver to GTAX a duly executed general release in the form annexed hereto as Exhibit 10(b), provided that GTAX has delivered to Puyear a mutually acceptable clarification letter concerning the Form 8K it filed concerning its change in auditors to Grant Thornton.

11.  Non-Solicitation

         (a)    Each of GTAX and Pinnacle hereby agree that, for a period of two
(2) years following the date hereof, neither entity, nor any affiliates controlled by such entity, shall directly or indirectly, (i) solicit, employ or otherwise engage, as an employee, registered representative, independent consultant or otherwise, any employee or registered representative who is, or prior to September 1, 2002 was, employed by GTAX, Prime, or Career on the one hand, or by any of the Purchased Offices on the other hand; or (ii) in any manner, induce or attempt to induce any employee or registered representative to terminate such person's employment, engagement or business dealings with the other party.

         (b) Should GTAX or Pinnacle, or any of their affiliates or employees, directly or indirectly benefit from the separation of service of a registered representative, tax or accounting professional during the 24 months subsequent to the date hereof, GTAX and Pinnacle respectively agree to pay to the other 50% of the trailing 12 months gross dealer concession and tax and accounting billing generated by said registered representative or employee. Said payments to be in cash with half due within 30 days after the severance of the individual's employment with the respective entity, and the balance due within one year.

12. Non-Disparagement and Non-Interference. Each of GTAX and Pinnacle agrees that it will not make, or cause to be made, any statement or observation, or articulate any opinion, or communicate any information (whether oral or written) that disparages or reflects negatively on the reputation or business of the other party or any of its officers, directors or employees. Each of GTAX and Pinnacle agrees that it will not take any action which would interfere with or cause confusion with the other party's name, logo or trademarks, including the name "GTAX" and the names "Prime" and "Prime Financial Services". As soon as possible after the Closing, Pinnacle shall change all GTAX office signs and office directory listings to Pinnacle and shall cease using GTAX business cards and stationery.

13. Injunctive Relief and Reasonable Scope. GTAX and Pinnacle each acknowledges and agrees that, in the event of an actual or threatened breach of Section 12 above, the non-breaching party will suffer irreparable damages and, in addition to any other remedies which are available to such non-breaching party, the non-breaching party shall be entitled to injunctive or other equitable relief without the necessity of posting a bond or other security. Each party acknowledges that the provisions of Sections 11 and 12 are necessary for the protection of each party, are reasonable in scope and content and that such provisions are a material inducement to the parties to enter into this Agreement.

14.  Indemnification.

         14.1 Indemnification by Pinnacle. Pinnacle shall hold harmless and indemnify GTAX from and against any and all damages, losses, liabilities obligations, fees, costs and expenses, including but not limited to, the payment of reasonable attorneys' fees, resulting from, or incurred in connection with,
(i) the breach by Pinnacle of one or more of Pinnacle's representations, warranties, covenants, and agreements set forth in this Agreement; (ii) the Assumed Liabilities; and (iii) the operation of the Purchased Offices after the date hereof. In addition, Pinnacle shall indemnify and hold GTAX harmless from any damages which GTAX suffers as a direct result of the negligent of wrongful acts of any registered representative employed in a Purchased Office solely to the extent that GTAX is not covered for such damages under its E&O policy.

         14.2 Indemnification by GTAX. Except as provided in Section 8.6, GTAX shall hold harmless and indemnify Pinnacle from and against any and all damages, losses, liabilities obligations, fees, costs and expenses, including but not limited to, the payment of reasonable attorneys' fees, resulting from, or incurred in connection with, (i) the breach by GTAX of one or more of GTAX's representations, warranties, covenants, assumptions and agreements set forth in this Agreement; (ii) any liabilities of GTAX other than the Assumed Liabilities, the liabilities described in Section 7.9 and any other liabilities and obligations expressly assumed by Pinnacle pursuant to this Agreement; and (iii) the operation of the Purchased Offices prior to the date hereof. In addition, GTAX and its subsidiary, Prime Capital Services, Inc., shall, jointly and severally, hold harmless and indemnify Pinnacle from and against any and all damages, losses, liabilities obligations, fees, costs and/or expenses (including, without limitation, the payment of reasonable attorneys' fees), up to Two Hundred Thousand ($200,000) which Pinnacle may incur as a direct or indirect result of any wrongful actions of Victoria Roberts, Scott Abel and/or any other agents of GTAX or Prime Capital Services, Inc.concerning Kelly Curtis for two years after the Closing.

         14.3 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under this Section, an indemnified party (the "Indemnified Party") shall notify the Indemnitor in writing of such claim and shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action and the basis on which indemnification is sought pursuant to this Agreement.

         14.4 Rights of Parties to Settle or Defend. The Indemnitor shall have the right to direct, through counsel of its own choosing, the defense or settlement of any claim or proceeding at its own expense for which the Indemnified Party is seeking indemnification pursuant to this Agreement. If the Indemnitor elects to assume the defense of such claim, the Indemnified Party shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnitor. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and shall otherwise cooperate with the Indemnitor in the defense or settlement thereof. If the Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not, pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Indemnitor consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such liability. If the Indemnitor shall fail to defend, or if, after commencing or undertaking any such defense, the Indemnitor fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof.

15. Completion of Schedules. The parties acknowledge and agree that all of the schedules and exhibits contemplated hereby have not been completed as of the date hereof. The parties hereby covenant and agree to cooperate with each other and to use their respective best efforts to complete all such schedules and exhibits as expeditiously as possible. The parties further agree that any disputes relating to the completion or, or the substance of, such schedules and/or exhibits shall be submitted to binding arbitration as set forth in
Section 22.4 below; provided, however that the parties agree that such disputes shall be submitted to binding arbitration upon the expiration of the forty-five day period set forth in Section 4(c).

16. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants included herein shall survive the Closing and the consummation of the transactions contemplated hereby irrespective of any investigation which any party shall have made.

17. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with a nationally recognized overnight courier providing evidence of delivery with next business day delivery charges prepaid and addressed to the addresses set forth on page 1 of this Agreement.

         By notice complying with the foregoing provisions of this Section 17, each party shall have the right to change the mailing address for future notices and communications to such party.

18.  Restrictions on Thomas Povinelli and David Puyear

                  (a) For a period of two (2) years from the date hereof, Thomas Povinelli and

David Puyear covenant and agree that neither of them will, directly or indirectly, file, participate in, or otherwise support the filing of any proxy statement, tender offer, or consent solicitation seeking to gain control of or otherwise affect GTAX.

                  (b) Thomas Povinelli and David Puyear agree that they will not run for or accept elections for a board seat if they are an owner, employee, officer or director of a competing company.

19.  Cooperation with Prime. Pinnacle agrees that:

                  (a) After the Closing, Pinnacle and its employees and representatives will cooperate with Prime in any regulatory audits of Prime concerning employees and representatives of Pinnacle while they were registered representatives of Prime.

                  (b) Simultaneous with the execution hereof, or as soon thereafter as possible, Pinnacle will deliver copies of all customer files, branch office records and other documents required to be held by Prime pursuant to NASD and SEC regulations.

                  (c) Pinnacle has provided, or will as soon as possible will provide, GTAX and Prime with a Quick Books upload to give GTAX and Prime the data and records it needs from the Purchased Offices.

20. Transfer of Registered Representatives Subsequent to Closing. As a condition to Closing, GTAX and Prime agree to enter into and deliver a Transfer Agreement with Royal in the form annexed hereto as Exhibit 20 simultaneous with the execution of this Agreement. Prime further covenants and agrees that it shall use its best efforts to cooperate with Royal and Pinnacle to effectuate the transfer of registered representatives from Prime to Royal as expeditiously as possible.

21. Insurance and Annuity Business. Until the Closing Payment is paid in full, Pinnacle and its employees must use Career and Insurmark to process all insurance and annuity business, other than variable products in the nature of securities.

22.  Miscellaneous.

         22.1 Entire Agreement. This Agreement (together with the Schedules and Exhibits annexed hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters, including, but not limited to, any and all prior versions of this Asset Purchase Agreement and the Agreement.

         22.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

         22.3 Jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of any court (state or federal) located within New York, New York in any action, suit, or proceeding (i) for injunctive relief relating to or in connection with this Agreement or any transaction contemplated hereby, or (ii) to enforce the terms of any arbitration award relating to or in connection with this Agreement or any transaction contemplated hereby. To the extent permitted by applicable law, each party hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that either it is not personally subject to the jurisdiction of such courts, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that this Agreement or any instrument, agreement, or document referred to herein or the subject matter hereof may not be litigated in or by such courts.

         22.4 Arbitration. In the event of any dispute, controversy, or claim related to or arising from the terms of this Agreement, other than injunctive relief, the parties hereto agree that any such dispute, controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Said arbitration shall be conducted in New York, NY by a single arbitrator. Such dispute resolution shall be in accordance with the applicable substantive laws of the State of New York. The parties hereby agree to share equally in the costs of said arbitration.

         22.5 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         22.6 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, by reason of being vague or unreasonable as to duration, geographic scope, scope of activities restricted or for any other reason, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

         22.7 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

         22.8 Assignment and Binding Effect. Neither party may assign any o its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

         22.9 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         22.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         22.11 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

         22.12 Further Assurances. Each of the parties hereto agrees, without any further consideration, to execute and deliver such other documents and to take such other actions as the other may reasonably request in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

         22.13 First Union and Travelers. As a condition precedent to the closing of the transactions contemplated in this Agreement, GTAX has delivered to Pinnacle the written consent of First Union to the transactions contemplated hereby. Additionally, as a condition precedent to the closing of the transactions contemplated in this Agreement, GTAX has delivered to Pinnacle a legal opinion that the consent of Travelers to the transactions contemplated hereby is not legally required.

         In addition: (i) First Union must review and approve the agreements assigning to GTAX the direct payments to be made to GTAX by Royal or any other party or person, and Royal must approve such assignment agreements in writing prior to the closing; and (ii) all of Pinnacle's payment and indemnification obligations toGTAX, including but not limited to, the payments of the Adjusted Purchase Price in Section 3(ii), the Equipment Sublease payments in Section 6.3, the payments of rent and additional rent under the assignment and assumption agreements of office leases, and the indemnification payments in Sections 6.3 and 14, must be secured by a UCC lien in favor of GTAX against the tangible and intangible personal assets of Pinnacle and by a collateral assignment in favor of GTAX of the revenue to be paid to Pinnacle from Royal, Career and Insurmark. First Union must review and approve the agreements making these collateral assignments and Royal must approve such collateral assignments in writing prior to the closing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                          PINNACLE TAXX ADVISORS LLC


                                          By: /s/ Thomas Povinelli
                                             -----------------------------------
                                                   Thomas Povinelli,
                                                   President, Member

                                          GILMAN + CIOCIA, INC.


                                          By: /s/ Ted H. Finkelstein
                                             -----------------------------------
                                                   Ted H. Finkelstein,
                                                   Vice President

                                          By: /s/ Louis Karol
                                             -----------------------------------
                                                   Louis Karol, Board Member

LIST OF SCHEDULES/EXHIBITS
--------------------------

Schedule 1.1 - Purchased Offices

Schedule 1.1(b) - Telephone Numbers

Schedule 1.1(c) -- Equipment and Tangible Assets;

Schedule 1.1(e) -- Contracts

Schedule 1.1(i) - Telemarketing Center phone Numbers

Schedule 1.2 - Assumed Liabilities

Schedule 1.3(b) - Software

Schedule 2 - EBITDA of each Purchased Office for fiscal year ended June 30, 2002

Schedule 2.1 - Special Purchase Price calculations

Schedule 3(iv) - Registered Representatives receiving pay out rates greater than 50%

Schedule 4.1 - Adjustments

Schedule 7.10 - Litigations and Customer Complaints

Schedule 9.1(a) - Audit procedures

Schedule 9.1(b) - Audit procedures

Schedule 9.3 - Medical and Dental Insurance list

Schedule 9.5 - Computer related items to be delivered to Pinnacle

Schedule 9.6 - Bank accounts and lockboxes

Schedule 9.10  -- Transition Items

Exhibit 1 - The Agreement

Exhibit 3(i) - Closing Payment Promissory Note

Exhibit 3(ii) - Balance Promissory Note

Exhibit 10(a)- GTAX General Release of Pinnacle

Exhibit 10(b)-Pinnacle General Release of GTAX

Exhibit 20 - Transfer Agreement



                                       19